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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Monarch Funds

We consent to the use of our report dated October 20, 2006 for the Daily Assets Treasury Fund, Daily Assets Government Obligations Fund, Daily Assets Government Fund and Daily Assets Cash Fund (collectively, the "Funds"), each a series of the Monarch Funds, incorporated herein by reference and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                          KPMG LLP
Boston, Massachusetts
December 27, 2006